                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

        Date of Report (Date of earliest Event reported) April 27, 2000

                              INTELLICALL, INC.
            (Exact name of registrant as specified in its charter)

                DELAWARE              0-10588         75-19993841
      (State or other jurisdiction  (Commission      (IRS Employer
            of incorporation)       File Number)   Identification No.)

2155 CHENAULT, SUITE 410 CARROLLTON, TEXAS        75006
(Address of principal executive offices)        (Zip Code)

       Registrant=s telephone number, including area code (972) 416-0022

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On April 27, 2000, Intellicall, Inc. (the "Company") completed a transaction in which it sold 11,836 shares of common stock and 58,772 shares of Series A Preferred stock of ILD Telecommunications, Inc. (together, the "Shares") to Gotthardfin Limited, Nassau, Bahamas, a wholly-owned subsidiary of Banca del Gottardo ("Purchaser") in exchange for $15,533,760 pursuant to a Stock Purchase Agreement (the "Agreement") dated as of March 10, 2000. As part of the Agreement, the Company and Purchaser agreed that the Company would use approximately $2.6 million of the proceeds from the sale of the Shares to payoff the promissory note dated December 22, 1995 made by the Company and payable to the Purchaser. Additionally, the Company and Purchaser agreed that the Company would offer additional holders of promissory notes made by the Company totaling approximately $7 million the opportunity to have those notes repaid. As part of the Agreement, the Purchaser also granted the Company a one year option to repurchase the Shares at a price of $250 per share.

The consideration for the transaction was determined by negotiations between the parties to the Stock Purchase Agreement. Other than the relationship of Purchaser as a lender to the Company, to the best knowledge of the Company, there is no material relationship between Purchaser and the Company or any of its affiliates, any director or officer of the Company, or any associate of such director or officer.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)    Exhibits:

                99.1 Stock Purchase Agreement dated as of March 10, 2000 by and between Intellicall, Inc. and Gotthardfin
                        Limited, a wholly-owned subsidiary of Banca del
                        Gottardo.

                99.2    Press Release dated May 1, 2000.


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                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        INTELLICALL, INC.

DATE: May 15, 2000                      By:    /s/ R. Phillip Boyd
                                           ----------------------------------
                                        Title: Chief Financial Officer
                                              -------------------------------


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